Exhibit 3.1

STATE OF FLORIDA

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

Environmental Solutions Worldwide, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”) thereof, hereby certifies:

First: Article IV of the Articles of Incorporation is hereby amended by adding the following paragraph to the end thereof:

Upon the filing and effectiveness pursuant to the FBCA of the articles of amendment adding this paragraph to Article IV of the Articles of Incorporation, as amended (the “Reverse Stock Split Effective Time”), each two thousand (2000) shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”) issued and outstanding immediately prior to the Reverse Stock Split Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that in lieu of issuing any such fractional shares, the Corporation shall pay cash equal to the number of shares of Common Stock held by any such holder immediately prior to the Reverse Stock Split that were not combined into whole shares of Common Stock upon consummation of the Reverse Stock Split, multiplied by the fair market value of one pre-Reverse Stock Split share (equal to the higher of (i) the average daily closing price per share of the Common Stock on the OTCQB for the twenty (20) trading days immediately before and including the effective date of the Reverse Stock Split and (ii) $0.04).  Each certificate that immediately prior to the Reverse Stock Split Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

Second: The only voting group entitled to vote on the amendments contained in these Articles of Amendment was the holders of shares of Corporation’s Common Stock. The number of vote cast for the amendments above by the shareholders was sufficient for their approval.

Third: These Articles of Amendment were duly adopted by the shareholders of the Corporation on March 20, 2013.

Fourth:  These Articles of Amendment shall be effective on May 24, 2013.

IN WITNESS WHEREOF, the Corporation has caused Articles of Amendment to the Articles of Incorporation of the Corporation to be signed by the undersigned, Mark Yung, an authorized officer, and the undersigned has executed these Articles of Amendment and affirms the foregoing as true and under penalty of perjury this 10th day of May, 2013.

By:      /s/ Mark Yung
            Mark Yung, Executive Chairman